Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Julie Blunden

SunPower Corporation

408-240-5577

Manny Hernandez

SunPower Corporation

408-240-5560

SunPower Corporation Announces Closing of Common Stock and

Convertible Debenture Offerings

SAN JOSE, Calif., July 31, 2007 – SunPower Corporation (Nasdaq: SPWR), a Silicon Valley-based manufacturer of high-efficiency solar cells, solar panels and solar systems, announced today that it has closed its previously announced concurrent public offerings of 2,695,000 shares of class A common stock at a price of $64.50 per share, raising proceeds before expenses and underwriting discounts of approximately $173.8 million, and $225 million aggregate principal amount of 0.75% senior convertible debentures due 2027, including the exercise of the underwriters’ options to purchase additional shares of common stock and debentures, which options were exercised in full. The debentures accrue interest at 0.75% per year, payable on February 1 and August 1 of each year, commencing on February 1, 2008, and have an initial conversion rate of 12.1599 (equivalent to an initial conversion price of approximately $82.2375 per share) shares of common stock per $1,000 principal amount of debentures, subject to adjustment. The debentures will mature on August 1, 2027.

Concurrently with the closing of its common stock and debenture offerings, SunPower closed an offering of 1,800,000 additional shares of its class A common stock, which were borrowed by Credit Suisse International, or CSI, an affiliate of Credit Suisse Securities (USA) LLC, pursuant to a share lending agreement among SunPower, Credit Suisse Securities (USA) LLC and CSI. SunPower did not receive any of the proceeds from the share lending agreement but did receive a nominal lending fee for the use of those shares. Under that agreement, CSI is entitled to offer and sell such shares pursuant to the equity prospectus supplement and accompanying prospectus, and has agreed to use the sale of such offered shares to facilitate the establishment of hedge positions by investors in the debentures, in SunPower’s 1.25% convertible debentures issued in February 2007 and potentially in other securities that SunPower may issue in the future. While the borrowed shares will be considered issued and outstanding for corporate law purposes, because the shares lent pursuant to that agreement must be returned to SunPower prior to August 1, 2027, the company believes that under U.S. generally accepted accounting principles currently in effect, the borrowed shares will not be considered outstanding for the purpose of computing and reporting earnings per share.

Credit Suisse Securities (USA) LLC and Lehman Brothers Inc. acted as joint book-running managers for the common stock offering and the convertible debenture offering, and Morgan Stanley & Co. Incorporated, Deutsche Bank Securities and Cowen and Company served as co-managers of those offerings.

SunPower intends to use the approximately $387.5 million of net proceeds from the offerings for general corporate purposes, including working capital and capital expenditures for the expansion of its solar cell fabrication and panel manufacturing facilities. SunPower may also use a portion of the proceeds to purchase or make prepayments for the purchase of raw materials, including polysilicon. SunPower may also use a portion of the proceeds for the acquisition of, or investment in, complementary businesses, technologies or other assets, or to invest in joint ventures.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

A registration statement relating to these securities (including a prospectus and applicable prospectus supplements) has been filed with the Securities and Exchange Commission. Prospective investors should read the prospectus, prospectus supplements, the registration statement and other documents SunPower has filed with the SEC for more complete information about SunPower and this offering. These documents are available at no charge by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, a prospectus and prospectus supplement for the class A common stock offering may be obtained by contacting the prospectus department of Credit Suisse Securities (USA) LLC, One Madison Avenue, New York, NY 10010, (tel: 1 800-221-1037) and a prospectus and prospectus supplement for the convertible debenture offering may be obtained by contacting the prospectus department of Lehman Brothers, c/o Broadridge Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, qiana.smith@broadridge.com, (fax): 631-254-7140.

NOTE: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the use of the net proceeds from the offerings and the belief that the borrowed shares will not be considered outstanding for the purpose of computing and reporting earnings per share. These forward-looking statements involve risks and uncertainties. Factors that could cause actual events to differ materially from those predicted in such forward-looking statements include market conditions, potential fluctuations in SunPower’s stock price, management’s broad discretion over the use of the net proceeds of the offering, or changes in U.S. generally accepted accounting principles or in their interpretation. Certain of these risks and others are detailed from time to time in SunPower’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its annual report on Form 10-K for the year ended December 31, 2006, its quarterly report on Form 10-Q for the quarter ended April 1, 2007 and in the registration statement.

SunPower is a registered trademark of SunPower Corp. All other trademarks are the property of their respective owners.